EXHIBIT 10.25

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Change in Control Severance Agreement (the “Agreement”) is made and dated as of May 23, 2014, by and between Cempra, Inc., a Delaware corporation with its principal executive offices at 6320 Quadrangle Drive, Suite 360, Chapel Hill, NC 27517 (the “Company”), and Mark W. Hahn, a citizen and resident of Wake County, North Carolina residing at 3225 Mossy Ridge Court, Raleigh, North Carolina 27613 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company presently employs Employee as its Executive Vice President and Chief Financial Officer; and

WHEREAS, the Company and Employee desire to set forth consideration to be paid to Employee if his employment is terminated under certain circumstances following a “Change in Control” of the Company as defined herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, including the continued employment of Employee by the Company and the compensation received by Employee from the Company from time to time, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For the purposes of the Agreement, the following terms shall be defined as set out below:

(a) “Base Salary” shall mean Employee’s then current annual base salary.

(b) “Effective Date” shall mean the date first written above.

(c) A “Change In Control” shall be deemed to have occurred upon the consummation of (i) a merger or consolidation in which the shareholders of the Company immediately prior to the merger or consolidation cease to own at least 50% of the combined entity immediately following the merger or consolidation; (ii) a sale of all or substantially all of the assets of the Company; (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of any capital stock of the Company, if, after such acquisition, such individual, entity or group owns more than 50% of either (A) the then-outstanding common stock of the Company or (B) the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors; or (iv) the liquidation or dissolution of the Company.

(d) “Cause” shall be determined by a majority of the Board (excluding Employee if a Board member) and shall mean:

(i) The willful failure, disregard or refusal by Employee to perform his duties hereunder;

(ii) Any willful, intentional or grossly negligent act by Employee having the effect of injuring, in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates;

(iii) Willful misconduct by Employee in respect of the duties or obligations of Employee, including, without limitation, insubordination with respect to lawful directions received by Employee from the Company or its Board;

(iv) Employee’s conviction of any felony (including entry of a nolo contendere or no contest plea);

(v) The determination by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company, that Employee personally in some form of discrimination, harassment or retaliatory conduct prohibited by law (including, without limitation, discrimination based on race, color, religion, sex, national origin, age, disability or other status protected by law);

(vi) Any violation of the Company’s Code of Conduct (as it may be modified from time to time) or Insider Trading Policy or other similar policies that injures, or in the determination of the Board, has the potential to injure in a material way (whether financial or otherwise), the business or reputation of the Company or any of its affiliates that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company;

(vii) Any misappropriation or embezzlement of the property of the Company or its affiliates (whether or not a misdemeanor or felony);

(viii) Breach by Employee of the Confidentiality and Assignment of Inventions Agreement entered into by and between Employee and the Company prior to the date hereof (the “Confidentiality and Assignment of Inventions Agreement”), that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company; and

(ix) Breach by Employee of any provision of this Agreement other than those contained in the Confidentiality and Assignment of Inventions Agreement, that, if capable of being cured, is not cured by Employee within thirty (30) days after notice thereof is given to Employee by the Company.

(e) The “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Good Reason” shall mean any of the following: (i) the assignment to Employee of duties materially inconsistent with Employee’s position, duties, responsibilities,

titles or offices as described herein; (ii) material reduction by the Corporation of Employee’s duties and responsibilities; (iii) any reduction or series of reductions in excess of ten percent (10%) by the Corporation of Employee’s compensation or benefits payable hereunder (it being understood that a reduction of benefits applicable to all employees of the Corporation, including Employee, shall not be deemed a reduction of Employee’s compensation package for purposes of this definition); or (iv) a change of more than thirty-five (35) miles in the geographic location at which Employee must perform services for the Company. Notwithstanding the foregoing, Employee shall not have Good Reason for termination unless Employee gives written notice of termination for Good Reason within thirty (30) days after the event giving rise to Good Reason occurs, and the Company does not correct the action or failure to act that constitutes the grounds for Good Reason, as set forth in Employee’s notice of termination, within thirty (30) days after the date on which Employee gives written notice of termination.

(g) “Disability” shall mean that Employee has been unable to substantially perform the essential job duties of his position hereunder with or without a reasonable accommodation for ninety (90) or more consecutive days, or more than one hundred twenty (120) days in any consecutive twelve (12) month period, by reason of any physical or mental illness or injury.

(h) The “Term” of this Agreement shall mean an initial period of five (5) years following the Effective Date, plus successive one (1) year renewal periods thereafter so long as the Company does not provide Employee with written notice of its intention not to renew this Agreement at least ninety (90) days prior to the expiration of the initial five (5) year period or any additional one (1) year renewal period.

(i) “Termination Date” shall mean the effective date of Employee’s termination of employment with the Company.

(j) “Termination Compensation” shall have the meaning ascribed to it in Section 2(b)(i) of this Agreement.

(k) “Effective Release” is defined as a general release of claims in favor of the Company in a form reasonably acceptable to the Company’s counsel that is executed by Employee after the Termination Date and within any consideration period required by applicable law and that is not revoked by Employee within any legally prescribed revocation period.

2. Compensation upon Termination.

(a) Upon termination of employment by either party for any reason whatsoever, Employee shall be entitled to continue to receive his Base Salary, minus applicable withholdings required by law or authorized by Employee, and reimbursement of any accrued, unpaid and appropriately documented business expenses through the Termination Date.

(b) In addition, if during the Term of this Agreement, Employee’s employment with the Company is terminated within six (6) months after a Change in Control, either by the Company without Cause (and other than due to death or Disability) or by Employee for Good Reason, and (1) such termination results in Employee incurring a “separation from service” as defined under Treasury Regulation 1.409A-1(h); (2) Employee has not breached this Agreement, the Confidentiality and Assignment of Inventions Agreement; and (3) conditioned upon Employee’s execution of an Effective Release, Employee shall be entitled to, in lieu of any other separation payment or severance benefit:

(i) Payment of an amount equal to six (6) months of his Base Salary, minus applicable withholdings required by law or authorized by Employee, to be paid pursuant to the Company’s standard payroll practices and procedures, beginning on the Company’s next regular pay day occurring sixty (60) days following the Termination Date (the “Termination Compensation”);

(ii) Accelerated vesting of all outstanding and unvested stock options and other equity in the Company held by Employee, which shall become immediately and fully exercisable, subject to all other terms of the applicable equity plan and award agreement; and

(iii) Conditioned on Employee’s proper and timely election to continue his health insurance benefits under COBRA after the Termination Date, reimbursement of Employee’s applicable COBRA premiums for the lesser of six (6) months following the Termination Date or until Employee becomes eligible for insurance benefits from another employer.

(c) Upon termination of employment for (i) death, (ii) Disability, (iii) Cause by the Company, (iv) without Good Reason by Employee, or (v) following the Term of this Agreement, Employee shall not be entitled to additional compensation under this Agreement beyond that accrued as of the Termination Date.

3. Section 409A.

(a) The parties hereby acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Employee agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

(b) If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c) If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of

Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the Separation Date (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the Separation Date and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date.

4. Excess Parachute Payments. If any payments or benefits received or to be received by Employee pursuant to this Agreement in connection with or contingent on a change in ownership or control are deemed to be an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), and if the Company has no publicly traded stock, the Company will use commercially reasonable efforts to obtain “shareholder approval” within the meaning of Section 280G(b)(5) of the Code of such payments or benefits in order to exempt such payments or benefits from being considered an Excess Parachute Payment. If, notwithstanding the foregoing, such payments or benefits still would be considered to result in an Excess Parachute Payment, then, at Company’s election, such payments under this Agreement shall either be paid in full or reduced to the extent necessary to avoid being considered an Excess Parachute Payment, based upon Company’s determination, in its sole discretion, as to which alternative results in the better tax consequences for the Employee.

5. Employment At Will. Nothing herein is meant to alter the “at will” status of Employee’s employment with the Company. Subject to the provisions of Paragraph 2 regarding a “Change in Control,” Employee’s employment with the Company may be terminated at any time, for any or no cause or reason, by either Employee or by the Company.

6. Miscellaneous.

(a) This Agreement is governed by and will be construed and interpreted in accordance with the laws of the State of North Carolina, without reference to its conflict of laws principles.

(b) Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by binding arbitration conducted in Raleigh, North Carolina and administered by the American Arbitration Association (“AAA”) pursuant to its then-current Employment Arbitration Rules and Mediation Procedures (available at www.adr.org). The arbitration shall be conducted by a single experienced arbitrator or retired judge, to be chosen via the AAA’s selection procedures. The arbitrator’s award shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may award monetary damages and, in the arbitrator’s discretion, attorneys’ fees and/or costs to the prevailing party if allowed by statute. The arbitrator may not award punitive damages or any other type of exemplary damages unless such damages are specifically authorized by statute. Any filing fees and the fees and costs of the arbitrator shall be paid equally by the Company and Employee. Each party shall pay the fees of his or its attorneys, the expenses of his or its witnesses, and any other expenses that party incurs in connection with the arbitration. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the parties hereby submit to the sole and exclusive jurisdiction of the state or federal courts sitting in Orange County, North

Carolina, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it or him if sent by registered mail addressed to it or him at the address referred to in Section 6(g) of this Agreement.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

(d) This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets, but no such assignment shall release the Company of its obligations hereunder.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mail. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this paragraph (g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CEMPRA, INC.

By:	/s/ Prabhavathi Fernandes, Ph.D.
Name:	Prabhavathi Fernandes, Ph.D.
Title:	President and CEO

EMPLOYEE

By:	/s/ Mark W. Hahn
Name:	Mark W. Hahn